Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-190614, 333-196840, 333-205642, 333-213065, 333-219874, 333-226821, 333-239367) and Form S-3 (Nos. 333-220326, 333-239366, 333-239366) of Precigen, Inc. (formerly known as Intrexon Corporation) of our report dated March 1, 2019, except for the effects of discontinued operations discussed in the Transactions with TS Biotechnology Holdings, LLC and Darling Ingredients, Inc. section within Note 3 and the change in composition of reportable segments discussed in Note 20, as to which the date is March 2, 2020, and the effects of discontinued operations discussed in the MBP Titan section within Note 3, as to which the date is March 1, 2021, relating to the financial statements which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 1, 2021